CONTACT: The Altman Group, Inc.
         (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE

           AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS


                  DENVER, COLORADO, July 15, 2005 - As previously announced, AIMCO Properties, L.P. is offering to purchase units of limited partnership interest in the partnerships set forth below, subject to the terms of their respective Offers to Purchase and related Letters of Transmittal (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers to midnight, New York City time, on July 20, 2005. The Offers were previously scheduled to expire at midnight, New York City time, on July 15, 2005. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on July 14, 2005, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                     Number of Units Tendered
-------------------                                     ------------------------
Century Properties Fund XIX                             4,700

National Property Investors III                         897

                  For further information, please contact The Altman Group, Inc. at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.